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                                                                     EXHIBIT 5.1


                           GOODWIN, PROCTER & HOAR LLP
                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881

                                  June 29, 2000

Digitas Inc.
The Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199

     Re: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     This opinion is delivered in our capacity as counsel to Digitas Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to 2,200,000 shares (the
"2000 Stock Purchase Shares"), 8,251,263 shares (the "2000 Option Shares"), 5,874,500 shares (the "1999 Shares") and 24,099,423 shares (the "1998
Shares") (collectively, "the Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), which the Company may issue pursuant to the 2000 Employee Stock Purchase Plan (the "2000 Stock Purchase Plan"), the 2000 Stock Option and Incentive Plan, as amended and restated (the "2000 Option Plan"), the Bronner Slosberg Humphrey 1999 Option Plan (the "1999
Plan") and the Bronner Slosberg Humphrey 1998 Option Plan (the "1998 Plan"), respectively, for Digitas Inc.

     As counsel for the Company, we have examined copies of the 2000 Stock Purchase Plan, the 2000 Option Plan, the 1999 Plan and the 1998 Plan; the Company's Certificate of Incorporation and By-laws, each as amended and restated to date and presently in effect; the Registration Statement; and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

     We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts and the Delaware General Corporation Law.



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     Based on the foregoing, we are of the opinion that upon the issuance and delivery of the 2000 Stock Purchase Shares, the 2000 Option Shares, the 1999 Shares and the 1998 Shares against payment therefor in accordance with the terms of the 2000 Stock Purchase Plan, the 2000 Option Plan, the 1999 Plan and the 1998 Plan, respectively, the Shares will be validly issued, fully paid and non-assessable shares of the Company's Common Stock.

     The foregoing assumes all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,

                                     /s/ GOODWIN, PROCTER & HOAR LLP

                                     GOODWIN, PROCTER & HOAR LLP